UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2008

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.

See the response to Item 8.01 below, which is incorporated herein by reference.

Item 8.01 Other Events.

A. Lehman Brothers Holdings Inc.

In connection with the filing on September 15, 2008 by Lehman Brothers Holdings Inc. (“Lehman Brothers”) of a Chapter 11 bankruptcy petition, Prudential Financial, Inc. (the “Company”) expects to record an other-than-temporary impairment for the quarter ending September 30, 2008 for securities issued by Lehman Brothers or its affiliates included in fixed maturities available for sale. Amortized cost of the securities as of September 16, 2008 was approximately $99 million for the Financial Services Businesses and approximately $18 million for the Closed Block Business. Fair value at that date was approximately 34% of amortized cost for the Financial Services Businesses and approximately 32% of amortized cost for the Closed Block Business. The amount to be recorded as an other-than-temporary impairment for the quarter ending September 30, 2008 will be the difference between amortized cost and fair value at September 30, 2008. Other-than-temporary impairments are reflected in realized investment gains (losses) and reduce income from continuing operations before income taxes and net income as determined under generally accepted accounting principles but are excluded from adjusted operating income of the Company’s Financial Services Businesses.

The Company’s Financial Services Businesses also have investments with a fair value as of September 16, 2008 of $8 million in debt securities issued by Lehman Brothers or its affiliates that are included in trading account assets supporting insurance liabilities. Fair value changes for trading account assets supporting insurance liabilities are included in income from continuing operations before income taxes and net income as determined under generally accepted accounting principles but are excluded from adjusted operating income because changes in such asset values will ultimately accrue to contractholders. The Company estimates these securities have declined in fair value by approximately $16 million during the quarter ending September 30, 2008, from June 30, 2008 through September 16, 2008, based on fair values as of that date.

The Company estimates that as of September 16, 2008 the Financial Services Businesses had approximately $90 million of additional unsecured counterparty exposure to affiliates of Lehman Brothers in connection with derivatives transactions. The Company is currently executing an orderly settlement of these transactions and has replaced the derivative positions with various other counterparties. The Company is currently evaluating the recoverability of such unsecured amounts. The Company expects these actions to result in a pre-tax charge to income from continuing operations before income taxes for the quarter ending September 30, 2008, which charge will be excluded from adjusted operating income.

In the ordinary course of business, the Company has also entered into other contractual and commercial arrangements with or involving Lehman Brothers. The Company is in the process of entering into replacement arrangements where appropriate and does not believe that any losses attributable to any of these arrangements would be material to the Company’s results of operations or cash flows in any particular quarterly or annual period.

B. American International Group, Inc.

In light of recent news and developments concerning American International Group, Inc. (“AIG”), the Company reports that, as of September 16, 2008, securities issued by AIG or its affiliates included in fixed maturities available for sale amounted to $126 million for the Financial Services Businesses and $69 million for the Closed Block Business based on amortized cost. Fair value at that date was approximately 44% of amortized cost for the Financial Services Businesses and approximately 41% of amortized cost for the Closed Block Business. The Company continues to evaluate the status of these securities to determine the extent, if any, of other-than-temporary impairments to be recorded in respect of these securities for the quarter ending September 30, 2008.

The Company’s Financial Services Businesses also have investments with a fair value as of September 16, 2008 of $9 million in debt securities issued by AIG or its affiliates that are included in trading account assets supporting insurance liabilities. Fair value changes for trading account assets supporting insurance liabilities are included in income from continuing operations before income taxes and net income as determined under generally accepted accounting principles but are excluded from adjusted operating income because changes in such asset values will ultimately accrue to contractholders. The Company estimates these securities have declined in fair value by approximately $7 million during the quarter ending September 30, 2008, from June 30, 2008 through September 16, 2008, based on fair values as of that date.

Additionally, the Company has sold credit protection in respect of AIG to third parties. The net notional amount of such protection is approximately $55 million for the Financial Services Businesses and $0 for the Closed Block Business. Changes in the fair value of these derivatives are included in income from continuing operations before income taxes and net income as determined under generally accepted accounting principles but are excluded from adjusted operating income.

In the ordinary course of business, the Company has also entered into other contractual and commercial arrangements with or involving AIG. The Company is evaluating these arrangements.

•     •     •

“Adjusted operating income” differs from, and should not be viewed as a substitute for, income from continuing operations before income taxes or net income determined in accordance with generally accepted accounting principles, but is the financial measure that the Company uses to analyze the operations of each segment in managing its Financial Services Businesses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2008

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Brian J. Morris
Name: Brian J. Morris Title: Vice President and Assistant Secretary